Exhibit 10.1

Methode Electronics, Inc.

8750 West Bryn Mawr Avenue, Suite 1000

Chicago, Illinois 60131

August 27, 2024

Dear Ms. Laura Kowalchik:

By this letter (this “Offer Letter”), we are pleased to offer you the position of Chief Financial Officer (“CFO”) of Methode Electronics, Inc. (the “Company”). In the position of CFO, you will report directly to the Company’s President and Chief Executive Officer (the “CEO”).

In such position, you will perform senior executive duties and responsibilities on behalf of the Company consistent with such position and such other duties and responsibilities as the CEO may prescribe from time to time. Except as described below, you will use your best efforts to promote the business of the Company and devote your full business attention, skill, and working time to performance of such duties and responsibilities, and you shall not engage in any other business activities or employment while employed by the Company without the written consent of the CEO. You shall not serve on any other public or private boards during your employment that are not affiliated with the Company, except for your continued service on one outside public company board or a different single public or private company board in lieu of your current public company board service. You acknowledge that you will be legally obligated to observe, and will discharge, a duty of loyalty to act in the Company’s best interests during your employment by the Company.

You will be headquartered at the Company’s principal office in Chicago, Illinois, unless otherwise determined by the CEO.

The start date of your employment will be October 1, 2024, or such earlier or later date as mutually agreed by the parties.

Your compensation, which is subject to applicable withholding taxes and other lawful deductions, and which may be adjusted by the Compensation Committee of the Board from time to time in its discretion, will be as follows:

Salary: $600,000 annually, payable in accordance with the Company’s standard payroll practices.

Ms. Laura Kowalchik
August 27, 2024

Bonus: You will be eligible for an annual bonus with a target amount equal to 75% of your base salary. For FY2025, your bonus eligibility will be based on the metrics established by the Compensation Committee for other executive officers. Bonuses and target amounts for future fiscal years (after FY2025) shall be determined by the Compensation Committee in its sole discretion, following consultation with the CEO. Except as set forth in the Executive Severance and Retention Agreement, your eligibility for a bonus is conditioned on your remaining employed by the Company through the date that such annual bonus is scheduled to be paid.

Long Term Incentive Plan: You will be eligible to participate in the Company’s LTI program. You shall receive an annual award in the amount of $1,000,000, 50% of which shall be time vested restricted stock units (“RSUs”) and 50% of which shall be performance vested restricted stock units (“PSUs”). For the first year (i.e., FY2025), the PSUs shall be based on total shareholder return, and subsequent years shall be based on plan metrics for that fiscal year, as determined by the Compensation Committee in its sole discretion, following consultation with the CEO. All equity grants under this section or others will require your execution of separate award agreements to be provided by the Compensation Committee that will contain other terms applicable to the award. The award agreements for your equity grants shall provide for accelerated vesting as follows:

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in the event your employment is terminated without Cause prior to the date a Change in Control occurs, the award agreements for your equity grants shall provide that (i) any time vesting conditions shall be satisfied on a pro-rata basis; and (ii) any performance vesting conditions shall be satisfied based on the Company’s actual performance for the designated performance period; and

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in the event your employment is terminated without Cause during the 24 month period commencing on the date a Change in Control occurs, the award agreements for your equity grants shall provide that (i) any time vesting conditions shall be fully satisfied; and (ii) any performance vesting conditions shall be satisfied based on the Company’s actual performance for the designated performance period.

For purposes of the preceding sentence, “Cause” will be defined in the Executive Severance and Retention Agreement and “Change in Control” will be defined in the Change in Control Agreement.

Expenses: The Company will, in accordance with Company policies as they may exist and be amended from time to time, reimburse reasonable business expenses incurred by you in the performance of your duties, and for your convenience for charging appropriate expenses, will issue you a Company corporate credit card.

Ms. Laura Kowalchik
August 27, 2024

Benefits: You will be eligible to participate in the Company’s benefit plans as they are made available to similarly-situated employees, subject to the terms and conditions of the applicable plan documents and subject to the Company’s right to change its benefit plans at any time. The Company shall not, however, by reason of the preceding sentence, be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such plan or policy, so long as such changes are applicable to similarly situated employees. You will not be eligible for any car allowance while employed.

Vacation: Under the Company’s vacation policy, employees accrue vacation over time (i.e., on an earn-as-you-go basis). From the start of your employment, you will accrue vacation at a rate of 20 days per year, subject to all of the other terms of the Company’s vacation policy.

Sign-On Bonuses: You will receive three types of sign-on bonuses, as described below.

First, you will receive a sign-on bonus in the form of a one-time restricted stock unit grant, such grant to be in the amount of $600,000 (based upon the Company’s closing stock price on the first day of your employment). Except as otherwise provided in the Executive Severance and Retention Agreement or the Change in Control Agreement (each as described below), 1/3 of this award shall vest on each of the first, second, and third anniversaries of your employment, subject to your continued employment as of each such anniversary date and subject to your execution of the Restricted Stock Unit Award Agreement in the form attached as Exhibit A.

Second, you will receive a cash sign-on bonus in the gross amount of $200,000, which is intended to cover the annual bonus that you are not receiving from your immediate prior employer. You must repay to the Company this cash sign-on bonus if you voluntarily terminate your employment prior to the one year anniversary of the start of your employment with the Company. This cash sign-on bonus will be paid within 30 days of the start of your employment.

Third, you will receive a cash sign-on bonus in the gross amount of $190,000, which is intended to cover the sign-on bonus that you must repay your immediate prior employer. You must repay to the Company this cash sign-on bonus if you voluntarily terminate your employment prior to the one year anniversary of the start of your employment with the Company. This cash sign-on bonus will be paid within 30 days of the start of your employment.

Relocation and Personal Travel: Temporary housing will be covered for a period of up to six (6) months. In the event you relocate to Chicago, Illinois within the

Ms. Laura Kowalchik
August 27, 2024

first twenty-four (24) months of employment, you will be eligible for assistance with reasonable relocation expenses including fees associated with the sale of your current residence, acquisition of your new residence, moving of household goods/personal effects, and related tax gross-ups on related imputed income, up to a maximum of $300,000. Until the earlier of (i) such time as you buy or lease a residential property in the Chicago area or (ii) six (6) months after the start of your employment with the Company, you shall be reimbursed for the actual cost incurred by you for your reasonable personal travel between Chicago, Illinois and the Detroit, Michigan area via commercial airline. Expenses eligible for reimbursement under this paragraph shall be submitted to the Company monthly after incurring the expense and not later than January 15th of the calendar year immediately following the end of the calendar year during which such expenses were incurred, and the Company shall provide such reimbursement to you within forty-five (45) days after receipt of each such request for reimbursement.

All compensation is subject to the Company’s Incentive Compensation Recovery Policy (as posted on the Company’s website) and any amendment thereof, and any other recoupment, clawback, or similar policy in effect from time to time, as well as any similar provisions of applicable law.

As of the start of your employment, you will be afforded a Change in Control Agreement in the form attached to this letter as Exhibit B and an Executive Severance and Retention Agreement in the form attached to this letter as Exhibit C.

Your employment with the Company will be on an “at-will” basis, meaning that either you or the Company will be entitled to terminate your employment at any time, with or without prior notice and with or without cause. The “at-will” nature of your employment may only be changed with the express approval of the Board and an express written agreement signed by the Chair of the Board. This letter should not be construed as offering you employment for any definite period. Upon the termination of your employment for any reason, you agree to immediately resign, and shall be deemed to have resigned, as a director, officer, manager, trustee, and agent of, and any other position that you hold with, the Company or any of its subsidiaries or affiliates.

At all times, you will be subject to and agree to comply with all applicable Company policies and requirements in effect from time to time, including but not limited to those relating to insider trading, corrupt practices, health and safety, harassment, discrimination, political contributions, conflicts of interest, gifts and entertainment, technology, confidentiality, and travel and expense reimbursements. Without limiting the foregoing, you acknowledge that you have reviewed, and agree to abide by, the Company’s Code of Business Conduct and the associated Anti-Corruption Policy.

As a condition of your employment, you must comply with the terms of any agreements that you may have with your prior employers, including without limitation all such agreements affecting the protection of confidential or proprietary information and/or trade secrets, the solicitation of employees, and/or the solicitation of those entities’ customers.

Ms. Laura Kowalchik
August 27, 2024

You represent and warrant to the Company that you have fully disclosed in writing to the Company all such agreements. The Company does not wish to receive from you any confidential or proprietary information of any third party to which you owe an obligation of confidence, and the Company strictly prohibits the use of any such information in your work for the Company.

By signing and accepting this offer, you represent, warrant and covenant that: (a) your employment with the Company will not violate or be restricted or limited in any way by any of your agreements with or obligations to any of your prior employers or any other third parties, including without limitation, any non-competition obligations; (b) you will not possess any document of a secret, confidential, or proprietary nature regarding the business of any of your prior employers (whether in hard copy or electronic form), and you will not breach any agreement or duty to keep in confidence or return any such information, knowledge, or data; (c) you will not disclose to anyone at the Company or any of its subsidiaries, affiliates, customers or suppliers, or use in any way to perform your job duties with the Company, any confidential or proprietary information and/or trade secrets of another person or entity; and (d) you have not solicited and will not solicit in the future, any employees, consultants, contractors, customers or suppliers of any prior employers in violation of any your contractual obligations owed to such prior employers.

The Company and its affiliates and subsidiaries may take such actions as they deem appropriate to ensure that all applicable federal, state, city, foreign and other payroll, withholding, income or other taxes arising from any compensation, benefits or any other payments made in connection with your employment are withheld or collected from you.

No provision of this Offer Letter may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in a writing signed by you and a duly authorized signatory of the Board. This Offer Letter is not assignable by you, and it will governed by, and construed in accordance with, the laws of the State of Illinois, without reference to principles of conflict of laws. The Company’s obligation to pay or provide any amounts or benefits to you is subject to set-off, counterclaim, or recoupment of any other amounts you owe to the Company or any of its affiliates or subsidiaries (except to the extent any such action would violate, or result in the imposition of tax under, Section 409A of the Internal Revenue Code of 1986, as amended). This Offer Letter (together with such documents and agreements to the extent referenced herein) constitutes the entire agreement between the parties as of the date hereof and supersedes all previous agreements and understandings between the parties with respect to the subject matter hereof.

Any dispute or claim relating to your employment with the Company shall, except as otherwise prohibited by applicable law, be adjudicated by arbitration administered by the American Arbitration Association (“AAA”) under its Employment Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the preceding sentence, the Company may, at its option, file a lawsuit in court to seek temporary, preliminary, or permanent injunctive relief against you for any claimed breach of the provisions of the Proprietary Interests Protection Agreement or any duty under statute or common law to preserve the confidentiality of the

Ms. Laura Kowalchik
August 27, 2024

trade secrets of the Company or its subsidiaries or affiliates. Arbitration shall be by a single arbitrator. Unless otherwise required by law, each party shall bear its own attorneys’ fees associated with the arbitration, and the parties will share equally in the costs of the arbitration (e.g., the arbitrator’s fee). The arbitration will take place in Chicago, Illinois.

You acknowledge and agree that you have had an opportunity to seek such legal, financial, and other advice as you have deemed necessary or desirable in connection with this Offer Letter, and that you have not relied on any representations, warranties, documents or statements not contained in this Offer Letter.

If an arbitrator or court of competent jurisdiction determines that certain provisions of this Offer Letter are illegal, excessively broad, or otherwise unenforceable, then this Offer Letter will be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such illegal, overbroad or otherwise unenforceable provisions will be deemed, without further action on the part of any person, to be modified, amended, and/or limited to the limited extent necessary to render the same valid and enforceable in such jurisdiction.

Attached to this letter as Exhibit D is a Proprietary Interests Protection Agreement (the “PIPA”), and this offer is conditioned on your execution of the PIPA. Consistent with the PIPA, you will have no less than 14 days to consider this letter and the PIPA before signing, and you are advised to consult with an attorney before signing this letter and the PIPA. This offer is also conditioned on a reference and background check and drug screening that is satisfactory to the Company as well as satisfactory documentation establishing your eligibility to work in the United States (as required by federal law). This offer is open for acceptance until the date that is 14 days after the date of this letter.

We very much look forward to you joining us as the new Chief Financial Officer of Methode Electronics, Inc.

Please sign, date and return a copy of this letter and the enclosed Proprietary Interests Protection Agreement to Ms. Andrea Barry at the Company, and retain a copy of each for your records.

Sincerely,

METHODE ELECTRONICS, INC.

By: /s/ Jonathan DeGaynor _______

Jonathan DeGaynor
President and Chief Executive Officer

ACKNOWLEDGMENT AND AGREEMENT

Ms. Laura Kowalchik
August 27, 2024

I have read and agree to the above terms and conditions of my at-will employment with Methode Electronics, Inc.

/s/ Laura Kowalchik_______ August 27, 2024

Laura Kowalchik